Exhibit 4.12

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Agreement”) is entered into in Shanghai as of May 13, 2015 by and among the following parties:

(1)	Shanghai Zhongming Supply China Management Co., Ltd. (the “Zhongming”), a wholly foreign-owned enterprise registered in Shanghai, the People’s Republic of China (“China” or “PRC”), under the laws of China;

(2)	Shanghai Zhongmin Supply Chain Management Co., Ltd. (“Zhongmin”), a domestic company registered in Shanghai, China under the laws of China; and

(3)	Company listed under Schedule 1 (“Shareholders”)

(Each of Zhongming, Zhongmin and the Shareholder, a “Party”, and collectively the “Parties”).

RECITALS

(A)	WHEREAS, the Shareholders hold 100% equity interests in Zhongmin;

(B)	WHEREAS, the Zhongming and Zhongmin entered into a master exclusive service agreement dated on May 13 , 2015;

(C)	WHEREAS, the Zhongming, Zhongmin and the Shareholders entered into a business cooperation agreement dated May 13 , 2015;

(D)	WHEREAS, the Zhongming, Zhongmin and the Shareholders entered into an equity interests pledge agreement on May 13 , 2015 (the "Equity Interests Pledge Agreement");

(E)	WHEREAS, as the consideration for the Zhongming and its affiliates to provide Zhongmin with services necessary for their business operation, the Zhongming has requested the Shareholders to grant the Zhongming an exclusive option through this Agreement which can be exercised by the Zhongming or the Zhongming's designee, and the Shareholders have agreed to grant such exclusive option to purchase all or part of the equity interests held by the Shareholders in Zhongmin.

(F)	NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.	Target Equity Interests

1.1	Under the following circumstances, the Zhongming shall have the right to require the Shareholders to transfer any and all of the equity interests of Zhongmin the Shareholders hold (the “Target Equity Interests”) to the Zhongming and/or a third party designated by the Zhongming (the “Designee”), in whole or in part, subject to the Zhongming’s specific requirements (the “Equity Interests Transfer Option”), and the Shareholders shall transfer the Target Equity Interests to the Zhongming and/or its Designee in accordance with the Zhongming’s requirements, except the Zhongming and/or its Designee, the Shareholders shall not grant the Equity Interests Transfer Option to any other third parties.

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1.1.1	Where the Zhongming and/or its Designee can legally own all or part of the Target Equity Interests under the laws and administrative regulations of China; and

1.1.2	Any other circumstances deemed as appropriate or necessary by the Zhongming in its sole discretion.

1.2	Subject to the Provision 1.1 above, The Zhongming shall have the right to exercise its Equity Interests Transfer Option and to acquire the Target Equity Interests in whole or in part without any limit at any time and from time to time.

1.3	The Zhongming may designate its Designee to exercise its Equity Interests Transfer Option to acquire the Target Equity Interests in whole or in part and the Shareholders shall not refuse and shall transfer the Target Equity Interests in whole or in part to such Designee as requested by the Zhongming.

1.4	Prior to the transfer of all the Target Equity Interests to the Zhongming or its Designee according to this Agreement, the Shareholders shall not transfer the Target Equity Interests to any third party without the Zhongming’s prior written consent.

2.	Procedures

2.1	In the event that the Zhongming decides to exercise the Equity Interests Transfer Option, it shall send written notice to Zhongmin and the Shareholders which specifies the proportion of the Target Equity Interests to be acquired and identifies the transferee (the “Equity Interests Purchase Notice”). Within seven days after the date of Equity Interests Purchase Notice, the Shareholders shall execute and deliver to the Zhongming the Equity Interests Transfer Agreement in the format set forth in Schedule 2 attached hereto.

2.2	If the Zhongming decides to exercise the Equity Interests Transfer Option pursuant to Section 1.1 hereinabove, in accordance with the requirements of the Zhongming, Zhongmin and the Shareholders shall furnish all materials and documents necessary for the registration of said equity interests transfer within seven days after the date of Equity Interests Purchase Notice;

2.3	If at the time of exercising the Equity Interests Transfer Option, more than one Shareholder hold equity interests in Zhongmin, each Shareholder that transfers the Target Equity Interests and Zhongmin shall cause such other Shareholders to provide their written consent to the transfer of the Target Equity Interests to the Zhongming and/or the Designee(s) and to waive any preemptive right related thereto;

2.4	The relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Target Equity Interests to the Zhongming and/or the Designee(s), unencumbered by any security interests, and cause the Zhongming and/or the Designee(s) to become the registered owner(s) of the Target Equity Interests. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and the Share Pledge Agreement.

3.	Transfer Price

3.1	The total transfer price for the Target Equity Interests shall be the lowest price allowable under PRC laws and administrative regulations at the time of said transfer (“Transfer Price”). Where there is no lowest price under PRC laws and administrative regulations, the transfer price shall be the price determined by the Zhongming or the price determined on the basis of the registered capital of Zhongmin. If the Target Equity Interests are transferred in installments, the due transfer price for each installment shall be determined in accordance with the proportion of Target Equity Interests under said transfer. The Shareholders shall transfer the Transfer Price and affiliated benefits to the Zhongming or the entity designated by the Zhongming at nil consideration immediately after receiving the Transfer Price and affiliated benefits.

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3.2	All the taxes, fees and expenses arising from the transfer of the Target Equity Interests shall be borne by each Party respectively in accordance with the Laws of China.

4.	Covenants

4.1	Covenants of Zhongmin and the Shareholders

The Shareholders (as the shareholders of Zhongmin) and Zhongmin hereby covenant as follows:

4.1.1	Without the prior written consent of the Zhongming, they shall not in any manner supplement, change or amend the articles of association and bylaws of Zhongmin, increase or decrease its registered capital, or change the structure of its registered capital in other manners;

4.1.2	They shall maintain Zhongmin’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

4.1.3	Without the prior written consent of the Zhongming, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Zhongmin (except in the ordinary course of business), or legal or beneficial interest in the business or revenues of Zhongmin, or allow the encumbrance thereon of any security interest;

4.1.4	Without the prior written consent of the Zhongming, they shall not incur, inherit, guarantee or assume any debt, except for debts incurred in the ordinary course of business;

4.1.5	They shall always operate all of Zhongmin’s businesses during the ordinary course of business to maintain the asset value of Zhongmin and refrain from any action/omission that may adversely affect Zhongmin’s operating status and asset value;

4.1.6	Without the prior written consent of the Zhongming, they shall not cause Zhongmin to execute any material contract, except the contracts executed in the ordinary course of business (for purpose of this subsection, the Zhongming may define a material contract at its sole discretion);

4.1.7	Without the prior written consent of the Zhongming, they shall not cause Zhongmin to provide any person with any loan or credit, or provide any person with any guarantee or security in any form, other than in the course of ordinary business;

4.1.8	They shall provide the Zhongming with information on Zhongmin’s business operations and financial condition at Zhongming’s request;

4.1.9	If requested by the Zhongming, they shall procure and maintain insurance in respect of Zhongmin’s assets and business from an insurance carrier acceptable to the Zhongming, at an amount and type of coverage typical for companies that operate similar businesses;

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4.1.10	Without the prior written consent of the Zhongming, they shall not cause or permit Zhongmin to merge, consolidate with, acquire or invest in any person;

4.1.11	They shall immediately notify the Zhongming of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Zhongmin’s assets, business or revenue, and take all necessary measures in accordance with the reasonable request of the Zhongming;

4.1.12	To maintain the ownership by Zhongmin of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

4.1.13	Without the prior written consent of the Zhongming, they shall ensure that Zhongmin shall not in any manner distribute dividends to its shareholder(s), provided that upon the Zhongming’s written request, Zhongmin shall immediately distribute part or all distributable profits to its shareholder(s) who shall in turn immediately and unconditionally pay or transfer to the Zhongming any such distribution;

4.1.14	At the request of the Zhongming, they shall appoint any persons designated by the Zhongming as the directors and/or executive director and senior executives of Zhongmin, or remove the directors and/or executive directors and senior executives of Zhongmin from office;

4.1.15	They shall cause the meeting of shareholders and the board of directors of Zhongmin to pass shareholders’ resolutions and board resolutions in accordance with the instruction of the Zhongming;

4.1.16	Unless otherwise mandatorily required by PRC laws, Zhongmin shall not be dissolved or liquated without prior written consent by the Zhongming.

4.2	Covenants regarding equity interests in Zhongmin

Each Shareholder hereby covenants as follows:

4.2.1	Without the prior written consent of the Zhongming, the Shareholder shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the Target Equity Interests or allow the encumbrance thereon of any security interest, except for the pledge placed on the Target Equity Interests in accordance with the Equity Interests Pledge Agreement;

4.2.2	The Shareholder shall cause the shareholders’ meeting and/or the board of directors and/or the executive directors of Zhongmin not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Target Equity Interests or allow the encumbrance thereon of any security interest, without the prior written consent of the Zhongming, except for the pledge placed on the Target Equity Interests in accordance with the Equity Interests Pledge Agreement;

4.2.3	The Shareholder shall cause the shareholders’ meeting or the board of directors and/or the executive directors of Zhongmin not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of the Zhongming;

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4.2.4	The Shareholder shall immediately notify the Zhongming of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Target Equity Interests, and take all necessary measures in accordance with the reasonable request of the Zhongming;

4.2.5	At the request of the Zhongming at any time, the Shareholder shall promptly and unconditionally cause the transfer of the Target Equity Interests to be approved and consummated as set forth in this Agreement;

4.2.6	To the extent necessary to maintain the Shareholder's ownership in Zhongmin, the Shareholder shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

4.2.7	The Shareholders shall promptly donate any profit, interest, dividend or proceeds of liquidation received from Zhongmin to the Zhongming or any other entity designated by the Zhongming to the extent permitted under applicable PRC laws; and

4.2.8	The Shareholder shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among the Shareholder, the Zhongming and Zhongmin, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability hereof and thereof. To the extent that the Shareholder has any remaining rights with respect to the equity interests subject to this Agreement hereunder or under the Equity Interests Pledge Agreement or under the proxy agreement and power of attorney granted in favor of the Zhongming, the Shareholder shall not exercise such rights except in accordance with the written instructions of the Zhongming.

5.	Representations and Warranties

The Shareholders and Zhongmin hereby represent and warrant to the Zhongming, jointly and severally, on the date of execution of this Agreement and each date of execution of Equity Interests Transfer Agreements, that:

5.1	The Shareholders and Zhongmin have the authority to execute and deliver this Agreement and any relevant Equity Interests Transfer Agreement concerning the Target Equity Interests to be transferred thereunder, and to perform their obligations under this Agreement and any Equity Interests Transfer Agreements;

5.2	The execution and delivery of this Agreement or any Equity Interests Transfer Agreements and the performance of any obligations under this Agreement or any Equity Interests Transfer Agreements: (i) do not cause any violation of any applicable laws of China; (ii) will not cause inconsistency with the articles of association, bylaws or other organizational documents of Zhongmin; (iii) do not cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) do not cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to any of them; and (v) do not cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to any of them;

5.3	The Shareholders have good and merchantable title to the Target Equity Interests. Except for the Equity Interests Pledge Agreement, the Shareholders have not placed any security interest on the Target Equity Interests;

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5.4	Zhongmin has good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets, except for encumbrance disclosed to the Zhongming for which Zhongming's written consent has been obtained ;

5.5	Zhongmin does not have any due outstanding debts, except for debts disclosed to the Zhongming for which Zhongming’s written consent has been obtained; and

5.6	There is no pending or potential litigation, arbitration or other legal or administrative proceeding relating to the Target Equity Interests, assets of Zhongmin or Zhongmin.

5.7	The Shareholders and Zhongmin have taken all necessary measures and executed all necessary documents to ensure that, upon shareholder’s death, incapacity or other circumstance that may affect the shareholder’s rights enjoyed by the Shareholders of the Zhongmin, any successor of the Shareholder shall be deemed as a party to this Agreement, and shall assume and undertake all rights and obligations under the terms of this Agreement.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Equity Interests Transfer Agreement, as well as the consummation of the transactions contemplated under this Agreement and the Equity Interests Transfer Agreement.

7.	Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or regulations or rules of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, provided that such legal counsel or financial advisor is also bound by confidentiality duties similar to the duties set out in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

8.	Assignment

8.1	Zhongmin and the Shareholders shall not assign any of their respective rights or obligations under this Agreement to any third party without the prior written consent of the Zhongming.

8.2	Zhongmin and the Shareholders hereby agree that the Zhongming may assign its rights and obligations under this Agreement as the Zhongming may decide at its sole discretion, and such assignment shall only be subject to a written notice sent to Zhongmin and the Shareholders.

9.	Entire Agreement and Amendment to Agreement

9.1	This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall substitute any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

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9.2	Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreements duly executed by the Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement.

9.3	In the event that The Stock Exchange of Hong Kong Limited or other supervision and administration institution provides any comments to this Agreement, or upon any changes to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or relevant requirements where they relate to this Agreement, the Parties shall amend this Agreement accordingly.

9.4	In the event that at the time of the Target Equity Interests transfer, it is necessary to modify the form of the “Equity Interests Transfer Agreement” set forth in Schedule 2 attached hereto pursuant to the then effective PRC laws and administrative regulations, the Parties shall make such modifications in good faith in compliance with PRC laws and administrative regulations.

9.5	The Schedules are an integral part of this Agreement and have the same legal effects as the other parts of the Agreement.

10.	Governing Law

This Agreement shall be construed in accordance with and governed by the laws of China.

11.	Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Shanghai. The arbitral tribunal or the arbitrators shall have the authority to award any remedy or relief in accordance with the terms of this Agreement and applicable PRC laws, including provisional and permanent injunctive relief (such as injunctive relief with respect to the conduct of business or to compel the transfer of assets), specific performance of any obligation created hereunder, remedies over the equity interests or land assets of Zhongmin and winding up orders against Zhongmin. The arbitral award shall be final and binding upon all Parties.

To the extent permitted under applicable PRC laws, each of the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction in support of the arbitration when formation of the arbitral tribunal is pending or under appropriate circumstances. For this purpose, the Parties agree that, to the extent not against applicable laws, the courts of Hong Kong, the courts of the Cayman Islands, the courts of PRC and the courts of the places where the principal assets of Zhongmin are located, shall all be deemed to have jurisdiction.

12.	Effective Date and Term

12.1	This Agreement shall be signed and take effect as of the date first set forth above.

12.2	This Agreement shall remain effective as long as Zhongmin exists unless terminated as provided in Section 13.

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13.	Termination

Neither of the Shareholders and Zhongmin shall have the right to terminate this Agreement. This Agreement shall be terminated i) by the Zhongming at any time with thirty (30) days advance written notice to Zhongmin and the Shareholders; or ii) upon the transfer of all the Target Equity Interests held by the Shareholders to the Zhongming and/or its Designee pursuant to this Agreement.

14.	Indemnities and Remedies

14.1	Either Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage (“Loss”) which such Party shall incur as a consequence of any breach by the other Party of this Agreement provided that neither Party shall be liable to indemnify the other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of the other Party or its directors, officers, employees, or agents.

14.2	The Parties agree that this section shall survive the termination or expiration of this Agreement.

15.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

16.	Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

17.	Counterparts

This Agreement shall be executed in eight originals by all Parties, with each Party holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

18.	Languages

Both Chinese and English versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Shanghai Zhongming Supply Chain Management Co.,Ltd.
Authorized Representative:

Signature:	/s/Shanghai Zhongming Supply Chain Management Co.,Ltd.
Seal: (Seal)

Shanghai Zhongmin Supply Chain Management Co., Ltd.
Authorized Representative:

Signature:	/s/Shanghai Zhongmin Supply Chain Management Co., Ltd.
Seal: (Seal)

Shanghai Zhongmin Investment and Development Co., Ltd.
Authorized Representative:

Signature:	/s/Shanghai Zhongmin Investment and Development Co., Ltd.
Seal: (Seal)

[Signature Page to Exclusive Option Agreement]

SCHEDULE 1

Shareholders

No.	Name	ID / No.
1	Shanghai Zhongmin Investment and Development Co., Ltd.

SCHEDULE 2

Equity Interests Transfer Agreement

This Equity Interests Transfer Agreement (this “Agreement”) is entered into in Shanghai, China by:

Transferor:

Transferee:

NOW, the Parties agree as follows concerning the equity interests transfer:

1.	The Transferor agrees to transfer to the transferee [ ]% of Equity Interests of Shanghai Zhongmin Supply Chain Management Co., Ltd. (the “Transferred Equity Interests”) held by the Transferor, and the Transferee agrees to accept said equity interests.

2.	The consideration of the above equity interests transfer is [ ] RMB. Within [ ] days upon receiving the written notice of the Transferor’s completion of the industrial and commercial alteration registration of the Transferred Equity Interests, the Transferee shall pay the aforesaid consideration.

3.	The Transferor shall complete the industrial and commercial alteration registration within [ ] days of the execution of this Agreement, register the Transferee as the shareholder of the Transferred Equity Interests, and shall send written notice to the Transferee within [ ] days after the completion of the process.

4.	After the closing of such equity interests transfer, the Transferor shall not have any rights or obligations as a shareholder with regard to the Transferred Equity Interests, and the Transferee shall have such rights and obligations as a shareholder of Shanghai Zhongmin Supply Chain Management Co. Ltd with regard to the Transferred Equity Interests.

5.	Taxes incurred by the performance of this Agreement shall be borne by the Transferor and the Transferee respectively in accordance with the laws and regulation of the People’s Republic of China. Where there is no such provision, each party shall bear 50% thereof.

6.	This agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

7.	Any disputes arising out this Agreement shall first be resolved through friendly consultations between the Parties. If no solution can be reached, the Party shall submit the dispute to the Shanghai International Economic and Trade Arbitration Commission for resolution by arbitration under the arbitration rules in force when the application for arbitration is submitted. The location of arbitration shall be Shanghai.

8.	Any matter not covered by this Agreement may be determined by the Parties by way of signing supplementary agreements.

9.	This Agreement shall be effective from the signing day.

10.	This Agreement is executed in four copies, with each party holding one copy. The other copies are made for the purpose of going through business registration of such change.

Transferor:

Signature:
Date:

Transferee:

Signature:
Date: